                                   EXHIBIT 12

                                   STATEMENT
                           RE:  COMPUTATION OF RATIOS
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                     First Hawaiian, Inc. and Subsidiaries
        Computation of Consolidated Ratios of Earnings to Fixed Charges



                                                            YEAR ENDED DECEMBER 31,
                             --------------------------------------------------------------------------------------------
                                    1993               1992           1991               1990             1989
                               -------------      ------------    ------------      ------------     ------------
                                                             (dollars in thousands)
Income before income taxes
and cumulative effect of a
change in accounting principle    $  119,105      $   127,880       $  120,200       $  104,540       $    83,853
                                  ----------      -----------       ----------       ----------       -----------


Fixed charges:(1)
   Interest expense                  163,541          217,693          270,851          283,676           249,674
   Capitalized interest                1,084            3,732            1,404                -                 -
   Rental expense                      2,929            2,069            1,510              851               835
                                  ----------      -----------       ----------       ----------       -----------
                                     167,554          223,494          273,765          284,527           250,509
Less interest on deposits            129,719          186,725          255,099          271,710           238,991
                                  ----------      -----------       ----------       ----------       -----------

   Net fixed charges                  37,835           36,769           18,666           12,817            11,518
                                  ----------      -----------       ----------       ----------       -----------

   Earnings, excluding
       interest on deposits       $  156,940      $   164,649       $  138,866       $  117,357       $    95,371
                                  ==========      ===========       ==========       ==========       ===========

   Earnings, including
       interest on deposits       $  286,659      $   351,374       $  393,965       $  389,067       $   334,362
                                  ==========      ===========       ==========       ==========       ===========

Ratio of earnings to
   fixed charges:

   Excluding interest
       on deposits                      4.15 X           4.48  x          7.44 x           9.16  x           8.28 x

   Including interest
       on deposits                      1.71 X           1.57  x          1.44 x           1.37  x           1.33 x
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(1)    For purposes of computing the above ratios, earnings represent income before income taxes plus fixed charges.  Fixed charges, excluding interest on deposits, include interest (other than on deposits), whether expensed or capitalized, and that portion of rental expense (generally one third) deemed representative of the interest factor.  Fixed charges, including interest on deposits, include all interest, whether expensed or capitalized, and that portion of rental expense (generally one third)
       deemed representative of the interest factor.



                                                                      Exhibit 12